Exhibit 99.1

Press Release	VALLEY BANCORP (NASDAQ — VLLY)

Company Release — 03/02/2005 17:09

Valley Bancorp to Attend Sandler O’Neill West Coast Financial Services Conference

LAS VEGAS—(BUSINESS WIRE)—March 2, 2005—Valley Bancorp (Nasdaq: VLLY) announced it will participate in the 2005 West Coast Financial Services Conference sponsored by Sandler O’Neill & Partners, LP in San Diego on Thursday, March 10, 2005. Valley Bancorp President and Chief Executive Officer Barry L. Hulin will be participating in the Western Community Banking Panel at 10:20 a.m. PST.

The conference can be attended, in person, by invitation only. However, a simultaneous webcast and audio conference of the presentation will be made available, as described below. All presentations will take place on March 10, 2005.

The West Coast Financial Services Conference will be accessible on demand through Sandler O’Neill’s Web site at http://www.sandleroneill.com/ and through Valley Bancorp’s Web site at http://www.valleybancorp.com/ during the conference and for 30 days following the conference. Slides of the Valley Bancorp presentation will be accessible through either Web site and will be filed with the SEC on a Current Report on Form 8-K prior to the presentation.

Persons interested in listening to the conference should go to the Web site 15 minutes prior to the start of the conference to register. It may be necessary to download audio software to hear the presentation.

You may also listen to the conference by telephone by dialing 800-239-8730 and referencing “Sandler O’Neill Conference Session #1.”

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp recently completed a successful Initial Public Offering in 2004 and is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump. On Jan. 20, 2005, VLLY announced that it had purchased a new 9,960-square-foot, two-story office building located at 1300 S. Jones Blvd., Las Vegas. This building will serve as the administrative headquarters for both Valley Bancorp and Valley Bank. Pending regulatory approval, there will be a full-service branch office and ATM located in the building.

Valley Bancorp’s Web Site - www.valleybancorp.com

The webcast and presentation referenced in this release include forward-looking statements related to the company’s beliefs and goals. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earnings assets, sustain credit losses, maintain liquidity to fund net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s SEC reports, which are available on the company’s Web site, www.valleybancorp.com, and in the Registration Statement, as amended, filed by Valley Bancorp with the SEC in connection with its Initial Public Offering.

CONTACT: Valley Bancorp , Las Vegas
Barry L.Hulin, 702-221-8600
Dick Holtclaw, 702-436-1515
Judi Lindsay, 702-221-8605
www.jlindsay@valleybancorp .com

SOURCE: Valley Bancorp